Exhibit 99

FOR IMMEDIATE RELEASE

CAPSTONE TURBINE ANNOUNCES EQUITY OFFERING

CHATSWORTH, California, February 29, 2012 (GLOBE NEWSWIRE) — Capstone Turbine Corporation® (NASDAQ: CPST) today announced that it has entered into a definitive agreement with institutional investors to sell an aggregate of 22,550,000 units at a negotiated price of $1.11 per unit, with each unit consisting of (i) one share of common stock, par value $0.001 per share (“Common Stock”) and (ii) one warrant to purchase one additional  share of Common Stock in a registered direct offering for gross proceeds of approximately $25.0 million.  The net proceeds to the Company from the offering, after deducting the placement agent’s fees and other estimated offering expenses, are expected to be approximately $23.1 million. The Company intends to use the net proceeds from the transaction to fund working capital requirements and for other general corporate purposes.

The warrants have an exercise price of $1.55 per share and are exercisable beginning on the date that is six months and one day from the date of original issuance and ending on October 31, 2013. Additionally, the Company has the right, subject to certain conditions, to require the investors to purchase up to an aggregate maximum of 19.0 million additional shares of Common Stock during two option exercise periods, the first such option exercise period beginning in approximately six months and the second such option exercise period beginning in approximately 12 months from the date of the closing of the offering. The sale price for the additional shares will be based on a fixed 6% discount to the lesser of the closing bid price of the Common Stock and a volume weighted average price (VWAP) measurement at the time the Company exercises an additional sale option.  The Company cannot require the Investors to purchase more than an aggregate of $50 million of additional shares.

The offering is expected to close on or about March 5, 2012, subject to the satisfaction of customary closing conditions. Lazard Capital Markets, LLC served as the sole placement agent for the offering.

A shelf registration statement and a registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating to these securities was previously filed and declared effective by the Securities and Exchange Commission. The offering is being made only by means of a prospectus supplement and the accompanying prospectus, forming a part of the effective registration statement. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained, when available, at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets, LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, or by calling (800) 542-0970.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Capstone Turbine Corporation

Capstone Turbine Corporation (NASDAQ: CPST) is the world’s leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Source:                 Capstone Turbine Corporation

Contact:               Capstone Turbine Corporation

ir@capstoneturbine.com, 818-407-3628